EXHIBIT 23.1

[LETTERHEAD OF MARCUM & KLIEGMAN LLP]

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Caprius, Inc. and Subsidiaries on Form SB-2 of our report dated November 18, 2005, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Caprius, Inc. and Subsidiaries as of September 30, 2005 and for the years ended September 30, 2005 and 2004, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum & Kliegman LLP
Marcum & Kliegman LLP

New York, New York
March 29, 2006